                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G/A
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (Amendment No. 1)

                                  SOLEXA, INC.
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
                         (Title of Class of Securities)

                                    83420X105
                                 (CUSIP Number)

                               December 31, 2005
             (Date of Event Which Requires Filing of this Statement)

CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

[ ] Rule 13d-1(b)

[X] Rule 13d-1(c)

[ ] Rule 13d-1(d)

CUSIP No. 83420X105                  13G/A                   Page 2 of 16 Pages

1.    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            SCHRODER VENTURE MANAGERS LIMITED

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

      (a) [ ]

      (b) [ ]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

            BERMUDA

      NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.    SOLE VOTING POWER --0--

6.    SHARED VOTING POWER 2,986,302

7.    SOLE DISPOSITIVE POWER --0--

8.    SHARED DISPOSITIVE POWER 2,986,302

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,986,302

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            8.2%

12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            OO

CUSIP No. 83420X105                  13G/A                    Page 3 of 16 Pages

1.    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            SCHRODER VENTURE MANAGERS INC.

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

      (a) [ ]

      (b) [ ]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

            NEW YORK

      NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.    SOLE VOTING POWER --0--

6.    SHARED VOTING POWER 2,986,302

7.    SOLE DISPOSITIVE POWER --0--

8.    SHARED DISPOSITIVE POWER 2,986,302

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,986,302

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            8.2%

12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            CO

CUSIP No. 83420X105                  13G/A                    Page 4 of 16 Pages

1.    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            SCHRODER VENTURES INTERNATIONAL LIFE SCIENCES FUND II L.P.1

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

      (a) [ ]

      (b) [ ]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

            DELAWARE

      NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.    SOLE VOTING POWER --0--

6.    SHARED VOTING POWER 2,986,302

7.    SOLE DISPOSITIVE POWER --0--

8.    SHARED DISPOSITIVE POWER 2,986,302

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,986,302

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            8.2%

12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            PN

CUSIP No. 83420X105                  13G/A                    Page 5 of 16 Pages

1.    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            SCHRODER VENTURES INTERNATIONAL LIFE SCIENCES FUND II L.P.2

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

      (a) [ ]

      (b) [ ]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

            DELAWARE

      NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.    SOLE VOTING POWER --0--

6.    SHARED VOTING POWER 2,986,302

7.    SOLE DISPOSITIVE POWER --0--

8.    SHARED DISPOSITIVE POWER 2,986,302

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,986,302

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            8.2%

12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            PN

CUSIP No. 83420X105                  13G/A                    Page 6 of 16 Pages

1.    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           SCHRODER VENTURES INTERNATIONAL LIFE SCIENCES FUND II L.P.3

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

      (a) [ ]

      (b) [ ]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

           DELAWARE

      NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH


5.    SOLE VOTING POWER --0--

6.    SHARED VOTING POWER 2,986,302

7.    SOLE DISPOSITIVE POWER --0--

8.    SHARED DISPOSITIVE POWER 2,986,302

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,986,302

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           8.2%

12. TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

           PN

CUSIP No. 83420X105                  13G/A                    Page 7 of 16 Pages

1.    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          SCHRODER VENTURES INTERNATIONAL LIFE SCIENCES FUND II STRATEGIC PARTNERS L.P.

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

      (a)   [ ]

      (b)   [ ]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

          DELAWARE

      NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.    SOLE VOTING POWER --0--

6.    SHARED VOTING POWER 2,986,302

7.    SOLE DISPOSITIVE POWER --0--

8.    SHARED DISPOSITIVE POWER 2,986,302

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,986,302

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          8.2%

12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          PN

CUSIP No. 83420X105                  13G/A                    Page 8 of 16 Pages

1.    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         SITCO NOMINEES LTD. VC 01903 AS NOMINEE OF SCHRODER VENTURES INTERNATIONAL LIFE SCIENCES FUND II GROUP CO-INVESTMENT SCHEME

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

      (a) [ ]

      (b) [ ]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

         BERMUDA

      NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.    SOLE VOTING POWER --0--

6.    SHARED VOTING POWER 2,986,302

7.    SOLE DISPOSITIVE POWER --0--

8.    SHARED DISPOSITIVE POWER 2,986,302

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,986,302

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          8.2%

12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          OO

CUSIP No. 83420X105                  13G/A                    Page 9 of 16 Pages

1.    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           SV (NOMINEES) LIMITED AS NOMINEE OF SCHRODER VENTURES INVESTMENTS LIMITED

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

      (a)  [ ]

      (b)  [ ]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

           GUERNSEY

      NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.    SOLE VOTING POWER --0--

6.    SHARED VOTING POWER  2,986,302

7.    SOLE DISPOSITIVE POWER  --0--

8.    SHARED DISPOSITIVE POWER  2,986,302

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,986,302

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           8.2%

12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

           OO

CUSIP No. 83420X105                  13G/A                   Page 10 of 16 Pages

ITEM  1(a). NAME OF ISSUER:

            Solexa, Inc. (the "Issuer")

ITEM  1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            25861 Industrial Blvd.
            Hayward, CA 94545

ITEM  2(a). NAME OF PERSON FILING:

            This statement is being filed by the following persons:

                  (i) Schroder Ventures International Life Sciences Fund II L.P.1 ("SVILSF II LP1"), Schroder Ventures International Life Sciences Fund II L.P.2 ("SVILSF II LP2"), Schroder Ventures International Life Sciences Fund II L.P.3 ("SVILSF II LP3"), Schroder Ventures International Life Sciences Fund II Strategic Partners L.P. ("SVILSF II Strategic Partners"), SITCO Nominees Ltd. VC 01903 as Nominee of Schroder Ventures International Life Sciences Fund II Group Co-Investment Scheme ("SVILSF II Co-Investment") and SV (Nominees) Limited as Nominee of Schroder Ventures Investments Limited ("SVIL") (collectively, the "Funds"), direct owners of the shares of Common Stock of the Issuer;

                  (ii) Schroder Venture Managers Inc., a New York corporation ("SVMI"), and general partner of SVILSF II LP1, SVILSF II LP2, SVILSF II LP3, and SVILSF II Strategic Partners; and

                  (iii) Schroder Venture Managers Limited, a Bermuda limited company ("SVML"), and fund manager to SVMI.

            Each of SVILSF II LP1, SVILSF II LP2, SVILSF II LP3, and SVILSF II Strategic Partners, SVILSF II Co-Investment, SVIL, SVMI and SVML are sometimes individually referred to herein as a "Reporting Person" and collectively as the "Reporting Persons."

ITEM  2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            Address for SVILSF II LP1, SVILSF II LP2, SVILSF II LP3, and SVILSF II Strategic Partners, SVILSF II Co-Investment and SVIL, SVMI and
            SVML:

            Schroder Administrative Services (Bermuda) Limited
            22 Church Street
            Hamilton HM 11 Bermuda

ITEM  2(c). CITIZENSHIP:

            SVILSF II LP1 - Delaware

            SVILSF II LP2 - Delaware

CUSIP No. 83420X105                  13G/A                   Page 11 of 16 Pages

            SVILSF II LP3 - Delaware

            SVILSF II Strategic Partners - Delaware

            SVILSF II Co-Investment - Bermuda

            SVIL - Guernsey

            SVMI - New York

            SVML - Bermuda

ITEM  2(d). TITLE OF CLASS OF SECURITIES:

            Common Stock, par value $0.01 per share (the "Common Stock")

ITEM  2(e). CUSIP NUMBER:

            83420X105

ITEM  3.    Not applicable.

ITEM  4.    OWNERSHIP.

            Provide the following information regarding the aggregate number and percentage of the class of securities of the Issuer identified in
            Item 1.

            For SVILSF II LP1, SVILSF II LP2, SVILSF II LP3, and SVILSF II Strategic Partners, SVILSF II Co-Investment, SVIL, SVMI and SVML:

            (a)   Amount beneficially owned: 2,986,302 shares of Common Stock

            (b)   Percent of class: 8.2%

            (c)   Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote: --0--

                  (ii)  Shared power to vote or to direct the vote: 2,986,302

                  (iii) Sole power to dispose or to direct the disposition of:
                        --0--

                  (iv)  Shared power to dispose or to direct the disposition of:
                        2,986,302

ITEM  5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            Not applicable.

ITEM  6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not applicable.

CUSIP No. 83420X105                  13G/A                   Page 12 of 16 Pages


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not applicable.

ITEM 10.    CERTIFICATION.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 83420X105                  13G/A                   Page 13 of 16 Pages

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                               February 13, 2006
                              ------------------------------------------------
                                                  Date

                              SCHRODER VENTURE MANAGERS INC.



                              /s/ Peter Everson  /s/ Deborah Speight
                              -----------------------------------------------
                                                 Signature

                              Peter Everson,  Deborah Speight, Authorized
                              Signatories
                              ------------------------------------------------
                                                 Name/Title

                              SCHRODER VENTURE MANAGERS LIMITED



                              /s/ Peter Everson  /s/ Deborah Speight
                              ------------------------------------------------
                                            Signature

                              Peter Everson, Deborah Speight, Authorized
                              Signatories
                              ------------------------------------------------
                                                 Name/Title

CUSIP No. 83420X105                  13G/A                   Page 14 of 16 Pages

                            SCHRODER VENTURES INTERNATIONAL LIFE
                            SCIENCES FUND II L.P.1

                            By: Schroder Venture Managers, Inc.,
                                its General Partner

                            /s/ Peter Everson /s/ Deborah Speight
                            --------------------------------------------------
                                                 Signature

                            Peter Everson, Deborah Speight, Authorized
                            Signatories
                            --------------------------------------------------
                                                 Name/Title

                            SCHRODER VENTURES INTERNATIONAL LIFE
                            SCIENCES FUND II L.P.2

                            By: Schroder Venture Managers, Inc.,
                                its General Partner

                            /s/ Peter Everson /s/ Deborah Speight
                            --------------------------------------------------
                                                 Signature

                            Peter Everson, Deborah Speight, Authorized
                            Signatories
                            --------------------------------------------------
                                                 Name/Title

                            SCHRODER VENTURES INTERNATIONAL LIFE
                            SCIENCES FUND II L.P.3

                            By: Schroder Venture Managers, Inc.,
                                its General Partner

                            /s/ Peter Everson /s/ Deborah Speight
                            --------------------------------------------------
                                                 Signature

                            Peter Everson, Deborah Speight, Authorized
                            Signatories
                            --------------------------------------------------
                                                 Name/Title

CUSIP No. 83420X105                  13G/A                   Page 15 of 16 Pages

                            SITCO NOMINEES LTD. VC 01903 AS NOMINEE
                            OF SCHRODER VENTURES INTERNATIONAL
                            LIFE SCIENCES FUND II GROUP CO-INVESTMENT SCHEME

                            By: SITCO Nominees Ltd. VC 01903

                            /s/ Peter Everson /s/ Deborah Speight
                            --------------------------------------------------
                                                 Signature

                            Peter Everson, Deborah Speight, Authorized
                            Signatories
                            --------------------------------------------------
                                                 Name/Title

                            SCHRODER VENTURES INTERNATIONAL LIFE
                            SCIENCES FUND II STRATEGIC PARTNERS L.P.

                            By: Schroder Venture Managers Inc.,
                                its General Partner

                            /s/ Peter Everson /s/ Deborah Speight
                            --------------------------------------------------
                                                 Signature

                            Peter Everson, Deborah Speight, Authorized
                            Signatories
                            --------------------------------------------------
                                                 Name/Title

                            SV (NOMINEES) LIMITED AS NOMINEE OF
                            SCHRODER VENTURES INVESTMENTS LIMITED

                            By: SV (Nominees) Limited

                            /s/ John Marren
                            --------------------------------------------------
                                                 Signature

                            /s/ John Marren, Authorized Signatory
                            --------------------------------------------------
                                                 Name/Title

CUSIP No. 83420X105                  13G/A                   Page 16 of 16 Pages

                                  EXHIBIT INDEX

Exhibit 1. Joint Filing Agreement as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.*

* Filed with the Schedule 13G on May 2, 2005.